APPLICATION TO STRIKE FROM LISTING AND REGISTRATION
Name of Issuer:
Clicknsettle.com, Inc.

Class of Securities:
Common stock $.001 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the "Exchange"), the Exchange is filing for delisting of the common stock of the Company due to its failure to maintain
mandatory requirements for continued listing.   Specifically, the Company
has failed to maintain the requisite total assets and shareholder's equity.

The following is a chronology of events leading up to the Exchange's request to withdraw the common stock of the Company from listing
and registration.   On January 19, 2005, via email, the Company was
 notified that based on review of recent filings with the Commission that it was not in compliance with the Exchange's total assets and shareholder
equity requirements.   The Company was given until the close of trading
on February 2, 2005 to either rectify the deficiency or submit a plan of
resolution.   The Exchange emailed the Company a reminder on January
31, 2005.   The Company responded via email on February 1, 2005
that the Company was preparing financial statements that would clarify the current total assets and shareholder's equity and that upon a merger
with another entity that the Company would be in compliance.   The
Company added that it would not likely be in compliance by the February
2, 2005 deadline and requested an extension.   The Exchange responded
via email on February 2, 2, 2005 that, since the Company would remain out of compliance, it would be suspended from trading at the close of
trading on February 2, 2005.   The Exchange also indicated that it would
entertain a request for an extension, with the Company remaining suspended
during that time period.   On February 2, 2005 the Company requested a
six-month extension.   On February 2, 2005 the Exchange indicated it
would accept an extension until the close of trading on May 2, 2005 but that the Company would remain suspended during that time period.
The Exchange sent a reminder email to the Company on April 28, 2005 indicating that the deadline to respond was the close of trading on May
2, 2005.   The Company responded via email on May 2, 2005 that there
had been no change to the deficiency and that it understood that it would be delisted from the Exchange.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective ten days after the filing of the Form 25 with the Commission.

BOSTON STOCK EXCHANGE, INCORPORATED


Date:	July 7, 2006

By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO